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                                                                     EXHIBIT 5.1

                   [Letterhead of Weil, Gotshal & Manges LLP]

                                October 21, 2002

WellChoice, Inc.
11 West 42 Street
New York, New York 10036

Ladies and Gentlemen:

         We have acted as counsel to WellChoice, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-1, Registration No. 333-99051 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 15,940,211 shares (the "Shares") of common stock, par value $0.01 per share, of the Company.

         In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and to be filed as Exhibit 3.1 to the Registration Statement, (ii) the Amended and Restated Bylaws of the Company, as amended to date and to be filed as Exhibit 3.2 of the Registration Statement, (iii) the Transfer and Exchange Agreement between The New York Public Asset Fund (the "Fund"), The New York Charitable Asset Foundation (the "Foundation") and the Company pursuant to which the Company issued 95% of its outstanding shares of Common Stock and one share of Class B common stock, par value $0.01 per share to the Fund and the remaining 5% of the outstanding shares of Common Stock to the Foundation in consideration for the transfer by the Fund and the Foundation of all of their shares of capital stock of Empire HealthChoice, Inc. to a wholly owned subsidiary of the Company (the "Transfer and Exchange Agreement") to be filed as Exhibit 2.2 of the Registration Statement, (iv) the Registration Statement, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.


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Weil, Gotshal & Manges


WellChoice, Inc.
October 21, 2002
Page 2



         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

         The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.




                                      Very truly yours,

                                      /s/ Weil, Gotshal & Manges LLP